THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

$2,000,000.00	August 3, 2018
Salt Lake City, UT

FOR VALUE RECEIVED, CO-DIAGNOSTICS, INC., a Utah corporation (“Borrower”) promises to pay to the order of ROBERT SALNA, a Canadian resident (“Lender”), in lawful money of the United States of America, the principal sum of two million dollars ($2,000,000) together with interest from the date of this Promissory Note (this “Note”) on the unpaid principal balance at the interest rate(s) set forth below, computed on the basis of the actual number of days elapsed and a year of 360 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) the Maturity Date (as defined below), unless extended pursuant to the terms and conditions hereof, or (ii) when, upon the occurrence of an Event of Default, such amounts are declared due and payable by Lender or made automatically due and payable, in each case, in accordance with the terms hereof. Advances of the principal of this Note may be made by Lender in one or more transfers.

1. Payment Terms.

(a) Maturity Date. The Maturity Date of this Note shall be July 31, 2019 (the “Maturity Date”).

(b) Interest. Subject to the terms and conditions set forth herein, Borrower shall pay interest on the unpaid principal balance of this Note outstanding from the date hereof until repayment (whether by acceleration or otherwise), at a rate equal to Nine Percent (9.0%) per annum (“Note Rate”), quarterly in arrears on the first Business Day of each calendar quarter, on the date of any prepayment of this Note and at the Maturity Date; provided, however, that upon the occurrence and during the continuation of an Event of Default, all Obligations and other amounts due and owing shall bear interest on the outstanding balance thereof at a per annum rate equal to Eighteen Percent (18.0%) from the date such Event of Default first occurred until repaid in full in accordance with the terms and conditions set forth herein (“Default Interest Rate”); provided, further, that if any such payment due and payable under this Note has not been received by Lender within Five (5) Business Days after the date on which such payment was due and payable, then Borrower shall also pay to Lender (in addition to such payment then due and payable) an amount equal to Five Percent (5.0%) of any outstanding interest payment then due and payable (each, a “Late Fee”).

(c) Mandatory Prepayment. In the event of a Change of Control (as defined below), the outstanding principal amount of this Note, plus all accrued and unpaid interest, shall be due and payable immediately prior to the closing of such Change of Control.

(d) Prepayment. Borrower may prepay this Note in full or in part at any time.

(e) Currency Fluctuations. It is agreed that Borrower assumes the risk of currency fluctuations between the US and Canadian Dollars in repayment of any principal amounts. Therefore, whenever Borrower repays any amount of principal, all such repayments shall be in Canadian Dollars. Provided, however, in no event shall Borrower pay less than $2,600,000 Canadian in repayment of all principal owed hereunder.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. Borrower shall fail to pay when due any principal, interest or other payment on the due date required under the terms of this Note or any other Loan Document on the date due and any such failure shall remain uncured for a period of ten (10) Business Days from the occurrence thereof.

(b) Representations and Warranties. Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in writing in connection with this Note, or as an inducement to Lender to enter into this Note, shall be false, incorrect, incomplete or misleading in any respect when made or furnished.

(c) Breach of Covenants. Borrower shall fail to observe or perform any covenant, obligation, condition or agreement contained in this Note.

(d) Other Payment Obligations. Defaults shall exist under any agreements of Borrower with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of Borrower, in each case, in an aggregate amount in excess of $50,000.

(e) Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

(g) Judgments. A final judgment or order for the payment of money in excess of $100,000 (exclusive of amounts covered by insurance) shall be rendered against Borrower and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

(h) Material Adverse Change. A Material Adverse Change shall occur, which shall be defined as any change in the business of the Borrower in addition to any of those listed in this Paragraph 2 which would materially affect the ability of the Borrower to repay the loan such as a violation of SEC laws or a delisting of the Borrowers stock from a recognized stock exchange.

(i) Impairment. Lender shall determine, in good faith, that the repayment of the Note is unlikely to occur or has been jeopardized.

(j) Change in Ownership or Control. More than 50% of the then issued and outstanding shares of common stock entitled to vote on any matter submitted to the shareholders of Borrower shall be acquired by a single party or parties such that such holders of common stock can control the Borrower (a “Change of Control”).

3. Rights of Lender upon Default. Upon the occurrence of any Event of Default which is continuing after the expiration of any applicable notice and cure period, (other than an Event of Default described in Sections 2(d) or 2(e)) and at any time thereafter during the continuance of such Event of Default Lender may declare all outstanding amounts payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(d) and 2(e), immediately and without notice, all outstanding obligations, liabilities or other amounts payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right power or remedy against Borrower granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4. Waivers. Borrower waives presentment and demand for payment. Protest notice of intention to accelerate, notice of acceleration, and notice of protest and non-payment and agree that their liability on this Note shall not be affected by, and hereby consent to, any renewal or extension in the time of payment hereof, any indulgences, or any release or change in any security for the payment of this Note. No waiver by Lender of any of its rights hereunder shall be considered a waiver of any other or subsequent right of Lender, and no delay or omission by Agent in exercising any right hereunder shall impair such right or be construed as a waiver thereof or any acquiescence therein.

5. Cumulative Rights. For the avoidance of doubt, all rights available to Lender under this Note shall be cumulative of and in addition to all other rights granted to Lender at law or in equity, whether or not the Note be due and payable and whether or not Lender shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Note.

6. Expenses. Borrower shall pay on demand all reasonable fees and expenses, including attorneys’ fees and expenses, court costs or other amounts incurred by Lender or its affiliates or agents in connection with the collection, enforcement or attempted enforcement of any of the obligations or other liabilities of Borrower to Lender under this Note or in preserving any Lender’s rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Note or the obligations thereunder or any bankruptcy or similar proceeding involving Borrower or any of its subsidiaries).

7. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the conflicts of law provisions of the State of Utah or of any other state. Jurisdiction for any actions brought under this Note shall be in any federal or state district court located in Salt Lake County, Utah.

8. Successors and Assigns. This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower without the prior written consent of Lender. Lender shall be entitled to assign its rights and duties hereunder, or any participatory interest therein, to any person who shall for all purposes hereof be a “Lender” hereunder the same as if originally named as the “Lender” herein.

9. Certain Provisions Regarding Payments. Whenever any payment shall be due under this Note on a day which is not a Business Day, the date on which such payment is due shall be extended to the next succeeding Business Day. All payments made as scheduled on this Note shall be applied, to the extent thereof, first to accrued but unpaid expenses of Lender, next to interest and then to unpaid principal,. Acceptance by the holder hereof of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only and shall not in any way excuse the existence of an Event of Default.

10. Waivers and Amendments. Any provision of this Note may be amended, waived or modified only upon the written consent of Borrower, Agent and Lender.

11. Entire Agreement. This Note contains the entire agreement between the parties with respect to the subject matter hereof and thereof. THIS NOTE IS A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER AND BORROWER, AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

12. Construction. This Note is the result of negotiations among, and has been reviewed by, Borrower and Lender and their respective counsel. Accordingly, this Note shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

13. Notices. All notices, requests, demands or other communications provided for hereunder shall be in writing. Notices may be given by personal delivery, by overnight courier, by facsimile transmission, email transmission to an address expressly approved by Lender or the Borrower, as the case may be, or by certified or registered United States mail, return receipt requested. Except as otherwise expressly provided herein, notice shall be deemed to have been given (a) if by personal delivery, on the date of delivery; (b) if by overnight courier, on the earlier of the date delivery is first attempted or the next Business Day after the same has been delivered to a reputable commercial overnight courier; (c) if by facsimile or email transmission, on the date of such transmission if sent by 5:00 p.m. Salt Lake City, Utah time on a Business Day, or if sent thereafter, on the next Business Day; provided, however, that (i) evidence of a successful transmission shall be retained by the party sending the same and (ii) a copy of such notice shall also be sent on the same day as the facsimile or email transmission using another means for giving notice permitted herein; and (d) if by certified or registered United States Mail, on the earlier of the date delivery is first attempted or two (2) Business Days after delivery to the United States Post Office, postage prepaid, return receipt requested. Notices shall be sent to the intended recipient as follows, or to the most recent addresses which the indented recipient has provided to the other parties for purposes of, and in accordance with, this Section 8(j):

Borrower:	CO-DIAGNOSTICS, INC.
2401 S. Foothill Drive, Suite D
Salt Lake City, Utah 84109
Atten: Dwight H. Egan
d.egan@codiagnostics.com

Lender:	ROBERT SALNA
64 Industrial Road
Richmond Hill,
Ontario, L4C 2Y1
Canada
robertsalna@me.com

14. Counterparts. This Note may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or other electronic copies of signed signature pages will be deemed binding originals.

15. Assignment. Lender may at any time assign its rights in this Note, or any part thereof. In addition, Lender may at any time sell one or more participations in the Note. Borrower may not assign its interest in this Note, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender.

(Signature Page Follows)

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly and validly issued to Lender as of the date first set forth above.

BORROWER:

CO-DIAGNOSTICS, INC.
a Utah corporation

/s/ Dwight H. Egan
By:	Dwight H. Egan
Its:	President/CEO

-Signature Page to Promissory Note-